EX-99.B11-cipwopin

                       Report of Independent Accountants


To the Board of Directors and Shareholders of United Continental Income Fund, Inc.


In our opinion, the accompanying statement of changes in net assets and the financial highlights present fairly, in all material respects, the changes in the net assets and financial highlights of the United Continental Income Fund, Inc. (the "Fund") for the year ended March 31, 1996 and for each of the nine years in the period ended March 31, 1996, respectively, in conformity with generally accepted accounting principles. This statement of changes in net assets and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at March 31, 1996 by correspondence with the custodian and brokers and the application of alternative auditing procedures where confirmations from brokers were not received, provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of United Continental Income Fund, Inc. for the twelve month period ended March 31, 1997.


Price Waterhouse LLP
Kansas City, Missouri
May 10, 1996